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                                 EXHIBIT 10.6
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                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT


      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") dated as of December 31, 1995, is made by and between WELCARE INTERNATIONAL, INC., a Georgia corporation ("Employer"), and J. STEPHEN EATON, an individual resident of Georgia ("Executive").

      Employer recognizes that Executive's contribution to the growth and success of Employer in future years will be a significant factor in the success of Employer. Employer desires to provide for the employment of Executive in a manner which will reinforce and encourage the dedication of Executive to Employer and promote the best interests of Employer and its shareholders. Executive is willing to serve Employer on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 18 hereof.

      In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. EMPLOYMENT. Employer shall employ Executive, and Executive shall serve Employer, as President and Chief Executive Officer of Employer upon the terms and conditions set forth herein. In such capacity he shall have full authority to manage the operations of Employer, including, without limitation, the discretion over personnel, facilities, budgets, and other operational matters, subject to the direction of the Board of Directors (the "Board"). Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Employer policy. Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, PROVIDED that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of Employer.

      2. TERM. Unless earlier terminated as provided herein, Executive's employment under this Agreement shall be for an initial term (the "Term") of four (4) years which, beginning on the second anniversary of the effective date of this Agreement, shall be extended automatically (without further action of Employer or Executive) each day for an additional day so that the remaining term shall continue to be (2) two years.

      3.    COMPENSATION AND BENEFITS.

            (a) As compensation for his services hereunder, Employer shall pay to Executive a base salary of $300,000 per year, payable in bi-weekly or semi-monthly installments. Such base salary shall be reviewed at least annually on May 1 of each year by the Board to determine whatever increase may be merited; PROVIDED, HOWEVER, that the minimum annual


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increase shall be the increase in the Consumer Price Index as published by the
U.S. Department of Labor, Bureau of Statistics, for the period since the last annual review (or, in the case of the first such review, the date of this Agreement).

            (b) Executive shall participate in Employer's management incentive program and shall be eligible to receive annual payments based upon achievement of targeted levels of performance and such other criteria as the Board (or an appropriate committee of the Board) shall establish from time to time.

            (c) Executive shall participate in Employer's long-term equity incentive program and be eligible for the grant of stock options, restricted stock and other awards thereunder. On the effective date of this Agreement, Employer shall grant to Executive options to purchase 166,665 shares of the common stock, $.01 par value per share (the "Common Stock"), of Employer. Executive shall have an option to purchase 83,333 Option Shares ("Option One"), which option shall have a term of ten years, shall be exercisable at a per-share price of $9.675 and shall vest at the rate of 25 percent per year, commencing on
the first anniversary of the date of this Agreement.   On each of the three
succeeding anniversaries of such date, provided that Executive continues to be employed on a full-time basis by Employer, Executive shall be entitled to exercise Option One with respect to 25% of the Option Shares subject to Option One (rounded to the nearest whole share) until Option One terminates. Executive shall have an option to purchase an additional 83,332 Option Shares ("Option Two"), which option shall have a term of ten years and shall be exercisable at a per-share price of $9.675 and shall vest at the rate of 25 percent per year and on such other terms as Option One but Option Two shall accelerate its vesting to 50% of the unvested shares, provided that Executive continues to be employed on a full-time basis by Employer, and Employer consummates a firm commitment underwritten public offering of shares of Common Stock. The remaining 50% of the unvested shares shall vest on the one year anniversary of such public offering. The options shall, to the extent practicable, be qualified as incentive stock options under the Internal Revenue Code of 1986, as amended
(the "Code"), and shall be subject to the other terms and conditions of Employer's 1996 Stock Option Plan. Nothing herein shall be deemed to preclude the granting to Executive of warrants or options under a director option plan in addition to the options granted hereunder.

            (d) Executive shall participate in all retirement, welfare and other benefit plans or programs of Employer (including, at Employer's sole expense, health, dental and hospitalization insurance coverage for Executive, his spouse and dependents) now or hereafter applicable generally to employees of Employer or to a class of employees that includes senior executives of Employer;
PROVIDED that during any period during the Term that Executive is subject to a Disability, and during the one-hundred-eighty (180) day period of physical or mental infirmity leading up to Executive's Disability, the amount of Executive's compensation provided under this Section 3 shall be reduced by the sum of the amounts, if any, paid to Executive for the same period under any disability benefit or pension plan of Employer or any of its subsidiaries.

            (e) Employer shall reimburse Executive for reasonable travel and other expenses related to Executive's duties which are incurred and accounted for in accordance with the normal practices of Employer.



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            (f)   Executive shall be entitled to and Employer shall provide for
Executive's personal use access to up to $15,000 in the aggregate of legal, accounting or other professional advice ordinarily available to Employer which, subject to professional responsibility requirements, will be provided to Executive by Employer's primary legal counsel, accountants or other appropriate professionals.

      4.    TERMINATION.

            (a) Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

                  (i)   upon the death of Executive;

                  (ii) by Employer due to the Disability of Executive upon delivery of a Notice of Termination to Executive;

                  (iii) by Employer for Cause upon delivery of a Notice of
            Termination to Executive;

                  (iv) by Executive for Good Reason upon delivery of a Notice of Termination to Employer within a ninety (90) day period beginning on the 30th day after the occurrence of a Change in Control or within a ninety (90) day period beginning on the one year anniversary of the occurrence of a Change in Control;

                  (v) by Employer at any time upon delivery of a Notice of Termination to Executive after a vote of a majority of the Board in favor of the termination of Executive, other than termination pursuant to the foregoing clause (i), (ii) or (iii); and

                  (vi) by Executive effective upon the 90th day after delivery of a Notice of Termination.

            (b) If Executive's employment with Employer shall be terminated during the Term pursuant to clause (i), (ii) or (iv) of the foregoing paragraph
(a), Executive (or, in the case of his death, Executive's estate) shall be entitled to the following:

                  (i) Employer shall pay Executive in cash within fifteen (15) days of the Termination Date an amount equal to all Accrued Compensation;

                  (ii) Employer shall pay to Executive in cash at the end of each of the thirty-six (36) consecutive months following the Termination Date the Base Amount divided by (12) twelve; PROVIDED, HOWEVER, that beginning three (3) years after the date of this Agreement or upon the earlier consummation of the initial public offering of the Employer any such payments accruing due to a termination event preceding such date shall be made for only twenty-four (24) consecutive months; and



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                  (iii) the restrictions on any outstanding incentive awards
            (including the stock options set forth in Section 3(c) herein) granted to Executive under Employer's long-term equity incentive program or under any other incentive plan or arrangement shall lapse and such incentive awards shall become 100% vested, and all stock options and stock appreciation rights granted to Executive shall become immediately exercisable and shall become 100% vested.

            (c) If Executive's employment with Employer shall be terminated during the Term pursuant to clause (v) of the foregoing paragraph (a), Executive (or, in the case of his death, Executive's estate) shall be entitled to the following:

                  (i) Employer shall pay Executive in cash within fifteen (15) days of the Termination Date an amount equal to all Accrued Compensation; and

                  (ii) Employer shall pay to Executive in cash at the end of each of the thirty-six (36), consecutive months following the Termination Date the Base Amount, divided by (12) twelve;
            PROVIDED, HOWEVER, that beginning three (3) years after the date of this Agreement or upon the earlier consummation of the initial public offering of the Employer any such payments accruing due to a termination event preceding such date shall be made for only twenty-four (24) consecutive months.

            (d) If Executive's employment with Employer shall be terminated during the Term pursuant to clause (iii) or clause (vi) of the foregoing paragraph (a), Executive shall be entitled to be paid by Employer in cash within fifteen (15) days of the Termination Date an amount equal to all Accrued Compensation.

            (e) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment except.

            (f) In the event that any payment or benefit (within the meaning of Section 280(b)(2) of the Code) to Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Employer or a change in ownership or effective control of Employer or of a substantial portion of its assets (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of Executive's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (g) The severance pay and benefits provided for in this Section 4 shall be in lieu of any other severance or termination pay to which Executive may be entitled under any Employer severance or termination plan, program, practice or arrangement. Executive's


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entitlement to any other compensation or benefits shall be determined in accordance with Employer's employee benefit plans and other applicable programs, policies and practices then in effect.

      5.    TRADE SECRETS.

            (a) Executive agrees to keep confidential, and agrees that he shall not, at any time, either during the Term of his employment or after the Termination Date, use or disclose any Trade Secrets of the Employer, except in fulfillment of his duties as Executive during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.

            (b) Executive agrees to maintain in strict confidence and, except as necessary to perform his or her duties for Employer, not to use or disclose and Confidential Business Information of Employer during his employment.

            (c) Executive agrees that upon termination of his employment for any reason, Executive shall forthwith return to or leave with Employer all business records, contracts, calendars, telephone lists and other materials relating to Employer, its business or its clientele, including all copies thereof, whether or not Executive prepared them himself or they were provided by Employer.

      6.    NON-COMPETITION AND NON-SOLICITATION COVENANTS.

            (a) Executive recognizes that Executive is expected to be a key employee whose specialized skills, abilities and contacts are considered essential for the success of Employer. Executive further recognizes that Employer specifically would not enter into this Agreement if it could not rely on obtaining Executive's exclusive and undivided loyalty and attention and Executive's compliance with the terms of this Agreement.

            (b) During the Term and following any termination of his employment, Executive shall not, directly or indirectly, (as a director, officer, employee, manager, consultant, independent contractor, agent, advisor, equity or debt holder or otherwise)engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which operates a skilled nursing care facility or facilities or any other type of residential facility in the Territory; PROVIDED, HOWEVER, that the provisions of this paragraph (b) shall not prohibit Executive's ownership of not more than 5% of the total shares of all classes of stock outstanding of any publicly held company.

            (c) During the Term and following any termination of his employment, Executive shall not solicit, directly or indirectly, any Customers (as hereinafter defined) of Employer, with whom Executive had material contact during his employment.

            (d) During the Term and following any termination of his employment, Executive shall not, directly or indirectly, solicit for employment or advise or recommend to any other person that he, she or it employ or solicit for employment, any employee of Employer.

            (e) The restrictions set forth in Sections 6(b), (c) and (d) shall last for one (1) year following any termination of Executive's employment pursuant to Section 4 hereof.


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            (f)   For purposes of this Agreement:

      "Customers" shall mean the largest customers of Employer, and its subsidiaries, including, but not limited to, the nursing homes that Employer and its subsidiaries serve, which the parties agree shall mean those customers (selected in descending order of annual income they provide to Employer) who cumulatively represented eighty percent (80%) of the combined income of Employer and its subsidiaries during the one (1) year period preceding the Termination Date. To the extent applicable following termination of Executive's employment, in no event shall any person or entity be considered "Customers" for purposes of this Agreement if they conducted no financial business with Employer, or its subsidiaries within the one (1) year period preceding the Termination Date of Executive's employment.

      The "Territory" shall mean the area located within the 10-mile radius of any skilled nursing care or other residential facility operated by Employer, or its affiliates, on the Termination Date. Set forth on the attached Schedule I, which is incorporated herein by reference, is the name and street address of each facility operated by Employer, or its affiliates, on the date of this Agreement. The Employer shall, with the consent of Executive (which consent shall not be unreasonably withheld), revise Schedule I from time to time to reflect any additions, deletions, or changes in the facilities operated by Employer. It is mutually acknowledged that Executive has significant management and operations responsibility with respect to each such facility.

      7.    SUCCESSORS; BINDING AGREEMENT.

            (a) This Agreement shall be binding upon and shall inure to the benefit of Employer, its Successors and Assigns and Employer shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place.

            (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.
This Agreement shall inure to the benefit of and be enforceable by Executive's legal personal representative.

      8. FEES AND EXPENSES. Employer shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Executive as they become due as a result of (a) Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) and (b) Executive seeking to obtain or enforce any right or benefit provided by this Agreement; PROVIDED, HOWEVER, that Executive must repay any amounts advanced pursuant to this
Section 8 if Executive does not prevail in any action or dispute regarding Executive's rights under this Agreement and legal fees and related expenses were advanced.

      9.    PUBLICITY.  Except as set forth below, after the Termination Date
(a) no disclosure, public or otherwise, shall be made by Executive or Employer, as the case may be, with respect to the terms and conditions of this Agreement or the severance of Executive's employment relationship with Employer, except as may be required by law, (b) Executive further agrees that Executive will not demean or disparage Employer, publicly or otherwise, and (c) any inquiries made of Employer, its officers, employees or representatives concerning


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Executive shall be answered only with a "neutral reference."  The phrase
"neutral reference" as used herein shall mean only the inclusive dates of Executive's tenure with Employer, the positions Executive held with Employer during Executive's employment, and the rate at which Executive was compensated for Executive's positions with Employer. Employer shall not provide any additional information about Executive whatsoever; PROVIDED, HOWEVER, that Employer shall explain in response to such inquiries that "Company policy requires us to refrain from making any further response."

      10. NOTICE. Notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to Employer:

                  WelCare International, Inc.
                  7000 Central Parkway, Suite 970
                  Atlanta, Georgia  30328
                  Attention:  Board of Directors

               with a copy to:

                  Nelson Mullins Riley & Scarborough, L.L.P.
                  400 Colony Square, Suite 2200
                  1201 Peachtree Street
                  Atlanta, Georgia  30361
                  Attention:  Paul A. Quiros, Esq.

            If to Executive:

                  Mr. J. Stephen Eaton
                  130 Knightsridge Court
                  Dunwoody, Georgia  30350

Either party may by written notice change the address to which notices to such party are to be delivered or mailed, and notwithstanding the other provisions of this section, such notice shall not be deemed given until it is actually received.

      11. SETTLEMENT OF CLAIMS. Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Employer may have against Executive or others. Employer may, however, withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

      12. MODIFICATION AND WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and Employer. No waiver by any party hereto at any time of any breach


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by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      13. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Employer and Executive agree that venue for any dispute that may arise concerning this agreement shall be in DeKalb County, Georgia, or Fulton County, Georgia.

      14. SEVERABILITY. The parties agree that the provisions of this Agreement are severable and the invalidity or unenforceability of any provision in whole or part shall not affect the validity or enforceability of any enforceable part of such provision or any other provisions hereof.

      15. ENTIRE AGREEMENT. This Agreement, with that certain Investment Agreement dated as of December 29, 1992, between Employer and the other parties thereto, as amended from time to time, and the agreements contemplated thereby, other than that certain Employment Agreement dated December 29, 1992, by and between Employer and Executive (the "Prior Employment Agreement"), constitute the entire agreement between the parties hereto and supersede all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation the Prior Employment Agreement.

      16. HEADINGS. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

      17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      18. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

            (a) "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of Employer during the period ending on the Termination Date, and (iii) bonuses and incentive compensation.

            (b) "Base Amount" shall mean the greater of Executive's annual base salary (i) at the rate in effect on the Termination Date or (ii) at the highest rate in effect at any time during the ninety day period prior to the Change in Control, and shall include all amounts of his base salary that are deferred under the qualified and non-qualified employee benefit plans of Employer or any other agreement or arrangement.



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            (c) The termination of Executive's employment shall be for "Cause"
if it is a result of:

                  (i) any act that constitutes, on the part of Executive, fraud, dishonesty, gross malfeasance of duty, or conduct grossly inappropriate to Executive's office; or

                  (ii) the conviction (from which no appeal may be or is timely taken) of Executive of a felony.

PROVIDED, HOWEVER, that in the case of clause (i) above, such conduct shall not constitute Cause unless (A) there shall have been delivered to Executive a written notice setting forth with specificity the reasons that the Board believes Executive's conduct constitutes the criteria set forth in clause (i),
(B) Executive shall have been provided the opportunity to be heard in person by the Board (with the assistance of Executive's counsel if Executive so desires), and (C) after such hearing, the termination is evidenced by a resolution adopted in good faith by three-fourths of the members of the Board (other than Executive).

            (d) A "Change in Control" shall mean the occurrence during the Term of any of the following events:

                  (i) An acquisition (other than directly from Employer) of any voting securities of Employer (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 40% or more of the combined voting power of Employer's then outstanding Voting Securities; PROVIDED, HOWEVER, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) Employer or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Employer (a "Subsidiary"), (2) Employer or any Subsidiary, or (3) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

                  (ii) Prior to the initial public offering of securities of Employer (the "IPO"), the Board ceases to consist solely of the nominees selected pursuant to that certain Shareholders Agreement, dated as of the date of that certain Plan of Merger among Employer, WelCare Transitional Acquirors, Inc., and Transitional Health Services, Inc., between Employer and the parties thereto, as it may be amended from time to time, and after the IPO of Employer, the individuals who, as of the date of the initial closing of the IPO are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; PROVIDED, HOWEVER, that if the election, or nomination for election by Employer's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent


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            Board; PROVIDED, FURTHER, HOWEVER, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                  (iii) Approval by shareholders of Employer of:

                        (A) A merger, consolidation or reorganization involving Employer, unless

                              (1) the shareholders of Employer, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

                              (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation.

                              A transaction described in clauses (1) and (2) shall herein be referred to as a "Non-Control Transaction;"

                        (B)   A complete liquidation or dissolution of Employer;
                              or

                        (C) An agreement for the sale or other disposition of all or substantially all of the assets of Employer to any Person (other than a transfer to a Subsidiary).

                  (iv) Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control and Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for


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            all purposes of this Agreement, the date of a Change in Control with respect to Executive shall mean the date immediately prior to the date of such termination of Executive's employment.

            (e) "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets) concerning Employer's financial position and results of operations (including revenues, margins, assets, net income, etc.); annual and long-range business plans; service and product plans; marketing plans and methods; account invoices; training, educational and administrative manuals; customer information, including names, addresses, telephones, customer requirements and purchase histories; and employee lists.

            (f) "Disability" shall mean a physical or mental infirmity which impairs Executive's ability to substantially perform his duties with Employer for a period of 180 consecutive days, as determined by an independent physician selected by agreement between Employer and Executive or, failing such agreement, selected by two physicians (one of which shall be selected by Employer and the other by Executive).

            (g) "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:

                  (i) a change in Executive's status, title, position or responsibilities (including reporting responsibilities) which, in Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; the assignment to Executive of any duties or responsibilities which, in Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; any removal of Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by Executive other than for Good Reason, or any other change in condition or circumstances that in Executive's reasonable judgment makes it materially more difficult for Executive to carry out the duties and responsibilities of his office than existed at any time within ninety days preceding the date of Change in Control or at any time thereafter;

                  (ii) a reduction in Executive's base salary or any failure to pay Executive any compensation or benefits to which he is entitled within five days of the date due;

                  (iii) Employer's requiring Executive to be based at any place outside a thirty (30) mile radius from the executive offices occupied by Executive immediately prior to the Change in Control, except for reasonably required travel on Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

                  (iv) the failure by Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which Executive was participating at


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



            any time within ninety days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Executive or (B) provide Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter;

                  (v) the insolvency or the filing (by any party, including Employer) of a petition for bankruptcy of Employer, which petition is not dismissed within sixty (60) days;

                  (vi) any material breach by Employer of any provision of this Agreement;

                  (vii) any purported termination of Executive's employment for
            Cause by Employer which does not comply with the terms of this Agreement; or

                 (viii) the failure of Employer to obtain an agreement,
            satisfactory to Executive, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 7 hereof.

Any of such events or conditions which occurs prior to a Change in Control but which Executive reasonably demonstrates (A) was at the request of a Third Party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

            (h) "Notice of Termination" shall mean a written notice of termination from Employer or Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

            (i) "Successors and Assigns" shall mean Employer or a corporation or other entity acquiring all or substantially all the assets and business of Employer (including this Agreement), whether by operation of law or otherwise.

            (j) "Termination Date" shall mean, in the case of Executive's death, his date of death, and in all other cases, the date specified in the Notice of Termination.

            (k) "Trade Secrets" shall mean any information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers, or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the


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



circumstances to maintain its secrecy. Some of the information that Employer treats as trade secrets includes financial information (revenues, margins, assets, net income, etc.); annual and long-range business plans; product plans; marketing plans and methods; account invoices; training, educational, and administrative manuals; customer information; employee lists; suppliers; wholesalers; and future business plans of Employer.

      IN WITNESS WHEREOF, Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and Executive has signed and sealed this Agreement, effective as of the date first above written.

                                    WELCARE INTERNATIONAL, INC.
ATTEST:


By: /s/ Paul A. Quiros            By:  /s/ J. Stephen Eaton
   --------------------------        -------------------------------------------
                                       J. Stephen Eaton
                                       President and Chief Executive Officer



                                    EXECUTIVE


                                     /s/ J. Stephen Eaton               (L.S.)
                                     -----------------------------------
                                          J. Stephen Eaton

                                SCHEDULE 10.6


      WelCare International, Inc. n/k/a Centennial HealthCare Corporation ("CHC") has entered into agreements substantially identical to Exhibit 10.6 as follows:

      1. Employment Agreement dated December 31, 1995 by and between CHC and Alan C. Dahl (the "Dahl Agreement"). Material details in which the Dahl Agreement differs from Exhibit 10.6 are as follows:

            (a) Mr. Dahl is employed as Executive Vice President and Chief Financial Officer of the Company at a base salary of $175,000 per year.

            (b) The initial term of Mr. Dahl's agreement is for three years and automatically extends, beginning on the second anniversary of the effective date of the Agreement, (without further action of Company or Mr. Dahl) each day for an additional day so that the remaining term shall continue to be (1) one years.

            (c) Mr. Dahl was granted options to purchase 55,555 shares of Common Stock. Option One (as defined in Exhibit 10.6) was for 27,778 shares of common stock and Option Two (as defined in Exhibit 10.6) was for 27,777 shares of common stock.

            (d) If Mr. Dahl's employment is terminated early for reasons other than for Cause (as defined in Exhibit 10.6) or by delivery of notice of termination by Mr. Dahl, then he is to be paid in cash at the end of each of twelve (12) consecutive months following the Termination Date (as defined in Exhibit 10.6) the Base Amount (as defined in
            Exhibit 10.6) divided by twelve (12).

      2. Employment Agreement dated December 31, 1995 by and between CHC and Kent C. Fosha, Sr. A material detail in which this agreement differs from the Dahl Agreement is that Mr. Fosha is employed as Executive Vice President of Operations.

      3. Employment Agreement dated December 31, 1995 by and between CHC and Randall J. Bufford. A material detail in which this agreement differs from the Dahl Agreement is that Mr. Bufford is employed as Executive Vice President of the Company at a base salary of $250,000 per year.


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